Exhibit 10.17
Summary of 2011 Executive Compensation Bonus Policy
     On March 15, 2011, the Compensation Committee (the “Committee”) of the Board of Directors of comScore, Inc. (the “Company”), following a review of the Company’s executive compensation program in conjunction with its outside compensation consultant, approved the following: (i) base salaries for 2011 to be effective as of March 1, 2011; (ii) short-term performance-based stock bonus target and maximum levels to be paid entirely with awards of restricted stock based on 2011 annual performance for named executive officers of the Company; and (iii) long-term performance-based stock bonus target and maximum levels to be paid entirely with awards of restricted stock based on 2011 annual performance for named executive officers of the Company:

		Value of Short-Term		Value of Long-Term
		Performance-Based Stock		Performance-Based Stock Bonus
		Bonus Level for Annual		Level for Annual Performance at
		Performance at Time of Grant		Time of Grant
	2011 Base
	Annualized
Name and Principal Position	Salary	Target	Maximum	Target	Maximum
Magid M. Abraham, Ph.D.	$393,100 *	$471,750	$707,625	$1,179,000	$1,768,500
President, Chief Executive Officer and Director
Kenneth J. Tarpey	315,000	118,125	141,750	275,625	330,750
Chief Financial Officer
Gian M. Fulgoni	346,000 *	311,400	467,100	795,800	1,193,800
Executive Chairman of the Board of Directors
Gregory T. Dale	290,000	69,600	130,500	162,400	304,500
Chief Operating Officer
Christiana L. Lin	265,000	79,500	119,250	185,500	278,250
Executive Vice President, General Counsel and Chief Privacy Officer

*	Until February 28, 2011, Dr. Abraham and Mr. Fulgoni each received a base salary paid in cash at the rate previously approved by the Committee for 2010. Following such date, in lieu of receiving a cash salary for the remainder of 2011, each of Dr. Abraham and Mr. Fulgoni will receive an award of common stock of the Company with a value equal to the amount of salary foregone by Dr. Abraham and Mr. Fulgoni, respectively, based on the closing price of Company common stock as reported on the NASDAQ Global Market at the time of grant. The awards in lieu of salary will be made by the Committee as soon as practicable following the end of our 2011 fiscal year. These awards are expected to be fully vested at the time of grant. Dr. Abraham and Mr. Fulgoni proposed to be paid in stock following February 28, 2011 in order to increase the Company’s flexibility to invest in growth initiatives and to further align key executive interests with stockholder interests.
     The Company anticipates that each of the short-term and long-term performance-based stock bonus awards, if awarded, will be made during the first quarter of 2012 based on each executive’s actual performance and will be valued based on the closing price of the Company’s common stock as reported on the NASDAQ Global Market on the date of grant. Recipients must remain employed through the date that awards are granted in order to earn the awards. The Committee, in its sole discretion, retains the right to amend, supplement, supersede or cancel the bonus program for any reason, and reserves the right to determine whether and when to pay out any awards, regardless of the achievement of the performance targets.
     The Company expects that the short-term performance-based stock bonus awards will be fully vested upon the grant date. The Company further expects that one-quarter of the number of shares of the long-term performance-based stock bonus awards to each named executive officer would vest immediately upon the grant date, and the one-quarter of the shares subject to the award would vest annually thereafter beginning on the first anniversary of the grant date until the full amount of the award is vested, subject to continued employment through each of the vesting dates.